Exhibit 99.1
SEVERANCE AND CONSULTING AGREEMENT
     This Severance and Consulting Agreement (this “Agreement”) by and between Stoneridge, Inc., an Ohio corporation (the “Company”), and Gerald V. Pisani (“Pisani”) has been executed on the dates set forth on the signature page and shall be effective and no longer subject to revocation on the seventh day following the date that Pisani executes this Agreement (the “Effective Date”).
Recitals
     A. Pisani was the President and Chief Executive Officer (“CEO”) of the Company from May 10, 2004 until January 9, 2006;
     B. Pisani was appointed Vice Chairman of the Board of Directors on January 9, 2006;
     C. Pisani remains an employee of the Company on the date hereof;
     D. Pisani also serves as a director on the Company’s board of directors;
     E. The Company and Pisani have agreed, among other things, that effective at the close of business on February 28, 2006 Pisani will resign as a director of the Company, an employee of the Company and from all other positions Pisani has with the Company’s subsidiaries and affiliates;
     F. Pisani has been employed by the Company or its subsidiaries since 1988, and has developed and is now possessed of certain skills, knowledge, abilities and experience in connection therewith that may be useful to the Company;
     G. In reliance upon that skill, knowledge, abilities and experience, the Company wishes to retain Pisani to provide consulting services in relation to those and related matters;
     H. The Company also desires to prevent Pisani from engaging, directly or indirectly, in any activity that is in competition with the Company; and
     I. Pisani is willing to provide consulting services to the Company as an independent contractor under the terms and conditions hereinafter set forth.
Agreements
     NOW, THEREFORE, in consideration of the terms, conditions, premises and the mutual covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Resignations. Effective at the close of business on February 28, 2006, Pisani shall resign as a director, employee and officer of the Company and as a director, officer, employee, member or manager, as applicable, of each subsidiary of the Company by executing and delivering to the Company a letter of resignation in the form of Appendix A hereto. The parties understand and agree that Pisani has not been, nor will he be nominated by the Board of Directors for election to the Board of Directors at the Company’s 2006 annual meeting of shareholders.
     Pisani and the Company acknowledge and agree that this Agreement sets forth the parties’ mutual understanding with respect to Pisani’s resignations set forth above and his engagement as an independent consultant. The parties agree that for all purposes the resignations of Pisani referred to herein are voluntary. In addition, the Company and Pisani agree, effective as of the Effective Date, that (i) the February 12, 1999 letter agreement between the parties relating to any possible change of control of the Company shall be terminated and null and void, and (ii) the Change in Control Agreement, by and between Pisani and the Company, dated January 6, 2006, shall be terminated and null and void.
     2. Consulting Services.
a. The Company hereby engages Pisani, effective March 1, 2006, as an independent consultant, and Pisani hereby accepts such engagement upon the terms and conditions hereinafter set forth for a period of 18 months commencing February 28, 2006 (the “Consulting Term”).
b. As an independent consultant to the Company, Pisani shall render such advice and service to the Company as the Company shall reasonably request from time to time concerning (i) the business conditions for sale of the Company’s products, (ii) customers and potential customers of the Company, (iii) the Company’s sales and marketing efforts, (iv) the Company’s finances, (v) business development, and (vi) such other matters as may arise in the course of the Company’s conduct of its business. In connection therewith, Pisani shall hold himself available upon reasonable notice during normal business hours for meetings with employees of the Company or with other persons. Any such meetings shall be scheduled at times that are mutually convenient to the parties.
c. Provided that this Agreement has not previously been terminated, for his consulting services hereunder Pisani shall be paid a consulting fee of $725,000, less applicable taxes, if any. The Company shall pay the first payment of the consulting fee for the first six months on or about September 1, 2006. Thereafter, the Company shall pay the remainder of the consulting fee in twelve (12) equal monthly installments beginning on or about September 1, 2006; provided, however, in the event this Agreement is terminated within the first six months after February 28, 2006 for any reason other than as a result of a material breach of this Agreement by Pisani the Company shall promptly pay Pisani the pro rata portion of the consulting fee earned through the date of termination.
d. Except for travel outside of Canton, Massachusetts or as expressly provided for herein or otherwise agreed to in advance by the Company, all costs and expenses of providing requested services referred to hereunder, including Pisani’s traveling to and from the Company’s offices in Canton, Massachusetts, shall be paid by Pisani. Pisani may not travel on behalf of the Company except at the direction of the board of directors, the chairman of the board, or the Chief Executive Officer and, in connection with any such requested travel, Pisani shall furnish the Company with such evidence of payment of expenses as may be required pursuant to the Company’s existing travel and entertainment expense reimbursement policies.
e. During the Consulting Term, Pisani is retained on a “when and as needed” basis, upon reasonable notice during normal business hours at mutual convenient times, to provide those advisory and consulting services as are specifically requested by the Company. It is understood that Pisani may provide the consulting services required hereby (at the discretion of the Company) by telephone. It is understood that Pisani shall not be required to render such services on a full-time basis and shall not be required to devote his full business time, effort, skill or attention to the affairs of the Company; provided, however, Pisani should be available at the Company’s offices in Canton, Massachusetts or by telephone to consult on a “when and as needed” basis during the Company’s normal working hours for 120 hours per year but no more than 15 hours in any calendar month. All services provided by Pisani shall be provided in a workmanlike and professional manner. Pisani shall act in good faith and in the best interests of the Company while providing such services.
f. Pisani shall have the status of a self-employed person, and the consulting fees paid by the Company to Pisani under this Agreement shall be deemed to be fees for services to an independent contractor and shall not be subject to any withholding by the Company for the payment of any social security, federal, state or other taxes or similar programs. Pisani acknowledges that he is responsible for all applicable self-employment, income taxes, unemployment taxes, other tax liabilities and workers’ compensation and other insurance arising out of the performance of any services hereunder, and Pisani, except as expressly provided for herein or such other applicable document, agreement or plan, shall not be entitled to, nor shall he make any claim against or seek to participate in any retirement, insurance, medical or other fringe benefits maintained by the Company. Further, Pisani understands that upon his resignation as an employee of the Company that effective at the close of business on February 28, 2006 Pisani’s enrollment and participation in the Company’s benefit plans shall terminate except for any conversion privileges that are generally available to employees upon the termination of employment, and except as otherwise provided under Section 3.e, below.
g. The engagement of Pisani as an independent consultant hereunder and the Consulting Term shall terminate in the event of Pisani’s death or permanent disability during the term hereof. Pisani shall be deemed to be permanently disabled upon the earlier of (i) the end of a two (2) consecutive-month period during which, by reason of physical or mental injury or disease, Pisani has been unable to provide the above-described services under this Agreement (whether or not such services are or have been requested), and (ii) the date that a reputable physician selected by the Company, to whom Pisani has no reasonable objection, determines in writing that Pisani will, by reason of physical or mental injury or disease, be unable to perform substantially such services under this Agreement for a period of two (2) consecutive months. Upon any termination pursuant to this Section 2.g., the Company shall pay to

Pisani, or his heirs or legal representatives in the event of his death, all consulting fees accrued but not paid through the date of termination and all consulting fees that would have been earned by Pisani if the Consulting Term had not been terminated as a result of his death or permanent disability. Any such payment shall be paid in a lump sum no later than thirty (30) days after the date of termination, but in no event earlier than September 15, 2006.
h. In accordance with the procedures hereinafter set forth, upon a good faith determination by the Company’s Board of Directors that “Cause” exists, the Company may terminate the engagement of Pisani hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (a) any material breach by Pisani of his covenants under this Agreement that goes uncured for five (5) days after notice, or (b) any of the following that is materially detrimental to the goodwill of the Company or materially damaging to the relationship of the Company with its customers, suppliers or employees: (i) the deliberate and repeated failure to provide reasonably requested consulting services in accordance with this Agreement, (ii) the conviction of a felony by Pisani which creates a significantly negative reflection on the Company, or (iv) the disparagement of the Company or its officers, directors, or agents. This Agreement shall terminate immediately as of the date that Pisani receives a “Notice of Termination,” or any later date specified in such Notice of Termination, as the case may be. Any termination of the engagement of Pisani for Cause shall be communicated to Pisani by a Notice of Termination to Pisani in accordance with the provisions of Section 9 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (x) indicates the specific termination provision in this Agreement relied upon, (y) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Pisani’s engagement, and (z) if the date of termination is to be other than the date or receipt of such notice, specifies the termination date (which date shall in all events be within fifteen (15) days after the giving of such notice). The Notice of Termination shall include a finding that, in the reasonable and good faith opinion of the Board of Directors of the Company, Pisani committed an act that constitutes Cause. In the event this Agreement terminates pursuant to this Section 2.h., the Company shall only be obligated to pay to Pisani in a lump sum, within thirty (30) days after the date of termination, all consulting fees accrued but not paid through the date of termination to the extent not theretofore paid, and all expense reimbursements accrued but not paid through the date of termination.
     3. Severance Benefits.
a. During the Consulting Term, depending on availability and the current need for Pisani’s services hereunder and at the Company’s sole discretion, the Company may provide Pisani with an office in Canton, Massachusetts and other reasonably necessary office supplies.
b. Until the close of business on February 28, 2006, Pisani will be entitled to continue to be paid his current base salary of $510,000 per annum pursuant to the Company’s regular pay practices and to continue to participate in any employee benefit plans offered by the Company for its senior executive management, in accordance with the eligibility requirements for participation therein based upon such elections as Pisani might make and subject to any employee contribution requirements as may be applicable. Nothing herein shall require the Company to pay Pisani a bonus for the 2005 fiscal year.
c. On or before February 28, 2006, the Company (by action of the appropriate committee of the board of directors), agrees to extend for a period of eighteen months commencing on February 28, 2006 the exercise period of each outstanding share option granted to Pisani under the Company’s Long-Term Incentive Plan, as amended (the “Plan”) as evidenced by separate Share Option Agreements, except for the option granted in January 2001 with an exercise price of $5.12, for which the exercise period is extended only until December 31, 2006. Other than the extension of the exercise period of Pisani’s options the terms of the Plan and Pisani’s Share Option Agreements shall control in all respects the exercise of any options by Pisani. In addition, Pisani acknowledges that he is familiar with the Company’s Insider Trading Policy, the rules of the New York Stock Exchange, and the rules of the Securities and Exchange Commission relating to the trading of securities. Pisani agrees to comply with all applicable federal securities laws in connection with his ownership of the Company’s securities, including but not limited to the reporting provisions of Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended. The Company acknowledges that pursuant to the Long-Term Incentive Plan and separate Restricted Shares Grant Agreements, which shall control, Pisani’s time-based restricted common shares (27,100 shares) granted on April 18, 2005, (10,000 shares) granted on May 17, 2004, and (3,400 shares) granted on June 28, 2004 shall vest (to the extend they have not previously vested) and no longer be subject to forfeiture upon Pisani’s resignation as an employee from the Company. The remainder of Pisani’s restricted common shares (93,900 shares) shall be forfeited to the Company upon such resignation. No later than the date as of which an amount first becomes includable in the gross income of Pisani for federal income tax purposes with respect to the restricted common shares vesting Pisani shall pay to the Company, or make arrangements satisfactory to the Compensation Committee of the Board of Directors regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to that amount.
d. On or about September 1, 2006, the Company shall pay to Pisani a one-time severance payment of $100,000, less applicable taxes, if any.
e. Pisani and his qualified beneficiaries shall be entitled to continue health insurance benefits (initially Anthem Blue Cross and Blue Shield, Option 1, but subject to change based on the then current plan for the Company’s officers) after February 28, 2006, under and through the terms of the applicable COBRA law and regulations. During the eighteen (18) months of the applicable COBRA period (or such later period should COBRA require the extension of coverage beyond eighteen (18) months) the Company shall pay or reimburse Pisani the applicable monthly premiums for health insurance benefit continuation, based upon the applicable COBRA premium applicable from time to time and the initial continuation reimbursement will be on or about September 1, 2006 for the first six (6) months of the premium payments. After the termination of the applicable COBRA period, Pisani shall be responsible for securing his health insurance benefits.
     4. Covenants.
a. During his employment with the Company Pisani has had, and during the term of this Agreement Pisani may have, access to the Company’s “confidential information” and “trade secrets”. For purposes of this Agreement, “confidential information” shall mean information which is not publicly available including, without limitation, information concerning customers, material sources, suppliers, financial projections, marketing plans, financial results and operation methods. For purposes of this Agreement, “trade secrets” shall mean the Company’s processes, methodologies and techniques known only to those employees of the Company who need to know such secrets in order to perform their duties on behalf of the Company. The Company takes numerous steps, including these provisions, to protect the confidentiality of its confidential information and trade secrets, which it considers unique, valuable and special assets. Pisani, recognizing the Company’s significant investment of time, efforts and money in developing and preserving its confidential information, shall not, during the term of this Agreement and for a one (1) year period thereafter, use for his direct or indirect personal benefit any of the Company’s confidential information or trade secrets. During the term of this Agreement and for a one (1) year period thereafter, Pisani shall not disclose to any person or entity any of the Company’s confidential information or trade secrets.
b. During the Consulting Term and for a period of six (6) months thereafter, but in no event less than twenty-four (24) months after the Effective Date Pisani shall not (i) compete with the Company, (ii) directly or indirectly, whether as an owner, partner, employee, officer, director, agent, or otherwise, in any location where the Company or any of its subsidiaries is engaged in business, engage in, or be employed by, or act as a consultant to, or be a director, officer, employee, owner or partner of or acquire an interest in any person, firm, corporation or other entity engaged in the United States in a business which is in competition with the business conducted by the Company or its subsidiaries on the Effective Date and throughout the term of this Agreement (except investments of 1% or less of the capital stock of any corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended); (iii) directly or indirectly solicit any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interfere with the relationship of such employee with the Company or its subsidiaries; and (iv) directly or indirectly induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or its subsidiaries. The Company’s business shall be deemed to be the manufacture and sale of electronic and electrical products for vehicles, the type and nature of which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or in the Company’s 2005 Annual Report to Shareholders.

c. Pisani agrees that he will not make any statements, orally, in writing or otherwise, or in any way disseminate any information, concerning the Company, its affiliates, employees, shareholders, members, officers, directors, managers or agents (past or present), or concerning the business, business operations or business practices of the Company which in any way, in form or substance, disparages, or otherwise casts an unfavorable light upon, the Company, its affiliates, employees, shareholders, members, officers, directors, managers or agents, or their reputation or standing in the business community or the community as a whole. The Company agrees to use its reasonable efforts to prevent the Company or any of the Company’s directors, officers or employees from making any statement concerning Pisani or his business practices which in form or substance disparages or otherwise casts an unfavorable light upon Pisani or his reputation or standing in the business community or the community as a whole; provided, however, nothing in this Section 4.d. shall any in manner limit or restrict Pisani’s, on one hand, or the Company’s or its officers’, directors’ or employees’, on the other hand, communications or disclosure (whether orally or in writing) that, upon advice of counsel are required by law or applicable rules of any governmental or self-regulatory authority to be made.
d. Pisani understands and acknowledges that his failure to comply with his covenants in this Agreement that, in the reasonable opinion of the Board of Directors of the Company, cause harm to the Company will be deemed a material breach of this Agreement. In the event of a breach, Pisani shall repay to the Company all money paid by the Company pursuant to this Agreement. Notwithstanding, however, the Agreement shall otherwise remain binding and effective and the Company may pursue any and all additional remedies that it may have as a result of such breach.
     5. Release. Pisani, for himself and his heirs, personal representatives, successors and assigns, forever releases, remises and discharges the Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the “Employer Released Parties”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Pisani now has, has had, or may hereafter have against any of the Employer Released Parties from the beginning of his employment with the Company to the Effective Date of this Agreement, arising from, connected with, or in any way growing out of, directly or indirectly, Pisani’s employment by the Company, Pisani’s service as a director of the Company, the services provided by Pisani to the Company, or any transaction prior to the Effective Date and all effects, consequences, losses and damages relating thereto, including, but not limited to any claim or right to a separate retirement benefit from the Company relating to Pisani’s participation in Standard-Thomson Corporation’s Retirement Plan for Salaried Employees (the “Plan”) or any assumption by the Company of an obligation to Pisani under the Plan or any related such plan, Pisani acknowledges there are no such payments to which he is entitled, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this Section 5 will bar, impair or affect the obligations, covenants and agreements of the Company set forth in this Agreement. The Company represents and warrants to Pisani that to the best of the Company’s knowledge the Company has not engaged in any violation of law that could give rise to Pisani’s having a claim against the Company.
     6. Indemnification.
a. If Pisani is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer and/or consultant of the Company or any of the Company’s subsidiaries, whether the basis of such Proceeding is an alleged action in an official capacity as a director, officer, or consultant or in any other capacity while serving as a director, officer or consultant, Pisani shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s Articles of Incorporation, Code of Regulations and by law at the relevant date on which Pisani is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding but in no event to a lesser extent than any then current or any former directors or officers of the Company. Reasonable expenses incurred by Pisani in such Proceeding shall be paid by the Company in advance of the final disposition of any such Proceeding upon receipt by the Company of a written undertaking by or on behalf of Pisani to repay all amounts so advanced if it should be determined ultimately that Pisani is not entitled to be indemnified under this Agreement or otherwise; provided, however, that indemnity set forth in this Section 6.a. relating to Pisani’s status as a consultant is limited to consulting services requested by the Company hereunder and no indemnity shall be provided to Pisani as a consultant for Pisani’s negligence or recklessness as such or with respect to any breach by Pisani of a fiduciary duty owed to the Company. This Section shall survive the termination of this Agreement. To the best knowledge of Pisani, there are no claims threatened or which are likely to be threatened or prosecuted against the Company or Pisani for acts or omissions of Pisani during the period of time Pisani was an officer or director of the Company.
b. The Company currently carries Officers and Directors liability insurance and Pisani will continue to be covered by such insurance for any of his acts or omissions through February 28, 2006 as a director, officer, employee or agent of the Company or as a director, trustee, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, joint venture or other enterprise, domestic or foreign, which he served as at the request of the Company.
     7. Covenant Not to Sue. Except where such agreement is contrary to law or public policy, Pisani agrees that he will not now or hereafter commence or initiate any claim or charge of employer discrimination with any governmental agency or sue the Company concerning any claims relating to his employment and/or resignation of employment with the Company, except as the same may affect Pisani’s rights with respect to the enforcement of this Agreement. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding Pisani may institute, prosecute, or maintain in breach of this Agreement.
     8. Acknowledgment.
     By entering into this Agreement, and in connection with Pisani’s release of claims and covenant not to sue set forth in Sections 5 and 7, Pisani acknowledges that:
a.	Pisani is knowingly and voluntarily entering into this Agreement;
b.	No promise or inducement has been offered to Pisani except as set forth herein;
c.	This Agreement is being executed by Pisani without reliance upon any statements by the Company or any of its representatives concerning the nature or extent of any claims or damages or legal liability therefor;
d.	This Agreement has been written in understandable language, and all provisions hereof are understood by Pisani;
e.	Pisani has been advised in writing to consult with an attorney prior to executing this Agreement;
f.	Pisani has had a period of at least twenty-one (21) days within which to consider this Agreement before accepting the same and, by signing this Agreement earlier than twenty-one (21) days following receipt of it, Pisani acknowledges that he has knowingly and voluntarily waived the twenty-one (21) day period and has accelerated the date when he may receive the severance payments identified hereunder following expiration of the revocation period referenced in Section 8.g.; and
g.	Pisani has the right to revoke this Agreement for a period of seven (7) days following his execution hereof, and this Agreement will not become effective or enforceable until such seven (7) day period has expired.
     Should Pisani desire to revoke this Agreement, Pisani must notify the Company in writing at the address listed in Section 10, Attention: Chief Executive Officer, prior to the close of business on the seventh (7th) day following the date when he signs this Agreement. If Pisani declines to accept the terms of this Agreement or, having accepted them, effectively revokes his acceptance thereof, this Agreement will have no force or effect and neither its terms nor any of the discussions of the parties relative to its negotiation will be admissible in evidence in any proceeding brought by or on behalf of Pisani against the Company or any other person.
     9. Return of Property. Pisani agrees that he will, on or before February 28, 2006, return to the Company (i) all property of the Company, including, but not limited to, any Company credit cards, keys, computers, office furniture, automobiles, and equipment, and (ii) all originals and copies of writings and records (including records stored in electronic form)

relating to the Company’s business, confidential information or trade secrets that are in Pisani’s possession at such time.
     10. Notice. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement must be in writing and will be deemed to have been given on the date of receipt if delivered by messenger to, or if mailed to such party by registered or certified mail, postage prepaid, at, the address for such party set forth below (or to such other address or party as such party shall designate in writing to the other party from time to time).
If to the Company:
Chief Executive Officer
Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484
With a copy to:
Robert M. Loesch

Baker & Hostetler LLP
1900 East Ninth Street
3200 National City Center

Cleveland, Ohio 44114
If to Pisani:
Gerald V. Pisani
9 The Marshes
Duxbury, MA 02332
With copy to:
Ira Kaplan
Benesch, Friedlander, Coplan & Arnoff LLP
2300 BP America Bldg.
200 Public Square
Cleveland, Ohio 44114-2478
     11. Modification, Waiver and Disclosure.
a. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained will be valid or effective unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification will be offered or received in evidence in any proceeding or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver of any breach of condition of this Agreement will be deemed to be a waiver of any other subsequent breach of condition, whether of like or different nature.
b. The parties further agree that the Company may make such disclosure regarding this Agreement and the subject matter hereof as in the judgment of the Company’s legal counsel is required by law, regulation or the listing rules of the NYSE. If possible the Company shall provided Pisani with the language of any such disclosure sufficiently in advance of such disclosure to allow Pisani to comment on such disclosure. Pisani hereby covenants and agrees not to make any statements to any third party, including, without limitation, any representative of any news organization, regarding the Company or to otherwise publish, whether in print or through means of any electronic communication, any remarks about the Company, unless such statements or remarks are agreed to in advance by the Company or unless otherwise required by law.
     12. Consent to Jurisdiction, Venue and Service of Process. Each of the Company and Pisani, after having consulted with legal counsel, knowingly, voluntarily, intentionally, and irrevocably: (i) consents to the jurisdiction of the Court of Common Pleas, County of Trumbull, State of Ohio and the United States District Court for the Northern District of Ohio with respect to any action, suit, proceeding, investigation, or claim (“Litigation”); (ii) waives any objections to the jurisdiction and venue of any Litigation in either such court; (iii) agrees not to commence any Litigation except in either of such courts and agrees not to contest the removal of any Litigation commenced in any other court to either of such courts; (iv) agrees not to seek to remove, by consolidation or otherwise, any Litigation commenced in either of such courts to any other court; and (v) waives personal service of process in connection with any Litigation and consents to service of process by registered or certified mail, postage prepaid, addressed as set forth herein. These provisions will not be deemed to have been modified in any respect or relinquished by any party except by written instrument executed in accordance with Section 11.a.
     13. Severability. If a judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against any party, such determination shall not affect the validity of the remaining provisions. In the event that a provision shall be declared to be invalid, then the parties agree that they will, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which was held to be invalid; provided, however if any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law.
     14. Injunctive Relief. Pisani recognizes that the provisions of this Agreement, especially his noncompetion and nondisclosure covenants, are vitally important to the continuing welfare of the Company and its subsidiaries and that money damages would constitute a totally inadequate remedy for any violation hereof. Accordingly, in the event of any such violation by Pisani, the Company and its subsidiaries, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action of Pisani in violation of such Sections. This Section shall survive the expiration or termination of this Agreement for any reason.
     15. Advice of Counsel. Pisani acknowledges that he has been represented by competent counsel in connection with the negotiation, preparation, and signing of this Agreement, that he understands and agrees to every term contained herein, and that this Agreement was negotiated at arm’s length.
     16. Term. Unless previously terminated in accordance herewith, this Agreement shall terminate on the expiration of Pisani’s covenants set forth in Section 4.
     17. Further Assurances. The parties agree to take such action and execute and deliver, promptly upon request, such additional documents as may be reasonably necessary or appropriate to implement the terms of this Agreement and effectuate its intent, and to conform to the extent it would not have an adverse effect on the benefits provided Pisani under this Agreement to applicable law, including but not limited to Internal Revenue Code Section 409A.
     18. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.
     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or in writing, of the parties.
     20. Successors and Assigns. Pisani may not assign any rights or obligations under this Agreement without the prior written consent of the Company. This Agreement will be binding upon and inure to the benefit of Pisani and his heirs, personal representatives, and permitted successors and assigns. Upon a change in control of the Company or upon the sale of substantially all the assets of the Company the Company may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of Pisani. In all other circumstances the Company may not make such assignments without the prior written consent of Pisani, which shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns.
     21. Third Party Beneficiaries. Each of the Employer Released Parties that is not a party to this Agreement will be a third party beneficiary of this Agreement. This Agreement will be enforceable by each such Employer Released Party to the same extent as if the Employer Released Release were a party hereto.
     22. Attorneys’ Fees. In the event that it shall be necessary or desirable for Pisani or the Company to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of their respective rights under this Agreement, the prevailing party shall be entitled to recover from the other party, attorneys’ fees and costs and expenses incurred in connection with the enforcement of his or its rights hereunder.
     23. Construction. The Company and Pisani have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.
     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.
     READ CAREFULLY – THIS DOCUMENT CONTAINS A RELEASE.

STONERIDGE, INC.

Dated: February 28, 2006	By:	/s/ John C. Corey

John C. Corey

Gerald V. Pisani

Dated: February 28, 2006	By:	/s/ Gerald V. Pisani

Gerald V. Pisani

Appendix A
Form of Resignation
     Effective at the close of business on February 28, 2006, I, Gerald V. Pisani, hereby voluntarily resign as a director, an employee and an officer of Stoneridge, Inc. I hereby confirm that I have not resigned because of a disagreement with Stoneridge, Inc. on any matter relating to Stoneridge’s operations, policies or practices.
     I further voluntarily resign, effective at the close of business on February 28, 2006, as an employee, officer, director, member, manager or agent, as the case may be, of each subsidiary of Stoneridge, Inc. and I agree to executive such other documents as may be reasonably requested by Stoneridge, Inc. or its counsel to evidence the resignations set forth in this letter of resignation.
Dated: February 28, 2006
/s/ Gerald V. Pisani
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Gerald V. Pisani